U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*


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   (Last)                            (First)              (Middle)

     INDUS Acquisition Company
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                                    (Street)

     7337 West Washington Street
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   (City)                            (State)                (Zip)

     Indianapolis,                     IN                   46231
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     06/18/01
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Amtran, Inc. (NASDAQ: AMTR)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


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     Common Stock, without par value     0(1)                       N/A
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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
Explanation of Responses:


(1) Although INDUS Acquisition Company, an Indiana corporation ("INDUS"), currently has no direct or indirect pecuniary interest in the common stock of Amtran, Inc., an Indiana corporation ("Amtran"), on June 18, 2001, J. George Mikelsons ("JGM") and INDUS entered into a stock subscription agreement (the "Subscription Agreement"), pursuant to which, subject to the satisfaction of the conditions set forth in Section 7.01(a) of the Agreement and Plan of Merger between INDUS and Amtran dated as of June 18, 2001 (the "Merger Agreement"), INDUS will issue 8,271,200 shares of its common stock, without par value, to JGM and JGM will contribute 8,271,200 shares of Amtran common stock, without par value, to INDUS. The Subscription Agreement and the Merger Agreement have been filed as exhibits to the Statement of Beneficial Ownership on Schedule 13D with the Securities and Exchange Commission on June 21, 2001 by JGM and INDUS.

Pursuant to Rule 16a-1(a)(4) under the Exchange Act, INDUS hereby states that this Initial Statement of Beneficial Ownership of Securities on Form 3 shall not be deemed an admission that INDUS is, for purposes of Section 16 of the Exchange Act or otherwise, the beneficial owner of any equity securities of Amtran.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                    /s/  J. George Mikelsons          06/25/01
                                    ----------------------------     -----------
                                    Name:   J. George Mikelsons         Date
                                    Title:  President, on behalf
                                            of INDUS Acquisition
                                            Company

                                    **Signature of Reporting Person